ROKK3R



Letter to Shareholders

SEPTEMBER 5, 2019

Dear Valued Shareholders,

Significant progress has been made since the Rokk3r Inc. corporate strategy and business model was revised to its current state, from the close of new acquisitions to new market expansions. We are eager to share details about this progress, and how it will drive our growth.

In 2018, we officially changed our corporate name to Rokk3r Inc. to better reflect our business plan, strategic direction, and branding efforts.

At Rokk3r, we believe in a "**Massive Transformative Purpose**" (MTP) – a unifying purpose to which our team and partners adhere – to "**harness global collective genius to build companies that change the world**."

HARNESS GLOBAL COLLECTIVE GENIUS

Today, the availability of increased computing power and data storage, combined with decreasing costs, has led to the simultaneous rise and proliferation of multiple exponential technologies, such as artificial intelligence (AI), augmented reality (AR), virtual reality (VR), data science, robotics and sensors, among others. The convergence of these exponential technologies at this particular moment in history is driving innovation and transformation at a rate never before witnessed. Companies have already been built at the intersection of exponential technologies, and the impact they are having on business and society is unprecedented.

Based on the convergence of these exponential technologies, a global connected mindset and adherence to our MTP, we have set out to become a premier company builder, innovation partner and technology transformation company, providing a range of solutions in business strategy ("Think Phase"), technology development ("Cobuild"), and growth services ("Scale"). Rokk3r seeks to transform industries and companies from the inside out, as well as to create both new sub-sectors and new ventures, combining deep entre-

preneurial experience and specialized skills with a geographic focus in the United States and in emerging markets.
Rokk3r's new direction aims to leverage management's collective experience co-building startups and empowering promising entrepreneurs. Essential to implementation of our new direction are our officers and directors:

Nabyl Charania, Rokk3r's CEO, CFO and director
Germán Montoya, Rokk3r's Chief Exponential Officer and director
Jeff Ransdell, director
Salim Ismail, director

Simply put, Rokk3r seeks to provide a risk-mitigated approach to company building, corporate innovation and global business expansion. By structuring and focusing our services along the "Think", "Cobuild", and "Scale" models, we believe we can better connect with, and provide innovative solutions to our clients and partners throughout the entire life cycle of developing organizations.

In the first quarter of 2019, we introduced the Venture Builder model. A Rokk3r Venture Builder is designed to solve problems specific to an industry vertical (such as agriculture or fintech), a geographic area (such as Latin America), or a technology (such as AI). We seek to create companies around these criteria by partnering with investors, family offices, and companies that have broad experience in the particular industry, region or technology.

In May 2019, we completed the acquisition of Bullfrog Ventures LLC, a Florida-based consulting company with a focus on technologies related to the insurance industry. We acquired Bullfrog primarily for the knowledge and experience of its workforce and the strength of its business model, with the sole intent of bringing Bullfrog's executives and their acumen under the newly created Rokk3r Insurtech division.

I'm pleased to report that these efforts are bearing fruit. During the six months ended June 30, 2019, we worked on a total of 19 Think Phases, compared to 12 Think Phases for the entirety of 2018. Average revenue generated per Think Phase also has increased, by 19% year-over-year, reflecting increased value for partners and more comprehensive engagements.

We have since converted three Think Phases into Cobuild projects, with an additional two Cobuild engagements currently under negotiation.

Rokk3r also closed two new Scale contracts during 2019. Contracted bookings for the year are over $12 million (not including business we plan to book over the remaining two quarters of this year), $8 million of which we expect to rec-

ognize as revenue (not including any additional revenue we may recognize in the remaining two quarters of 2019). This would represent a growth of 247% compared to $2,301,939 in reported revenue for 2018.

During 2018, we expanded our client base in the United States and in Ecuador, demonstrating our ability to successfully enter new markets. Our presence in Mexico serves as additional evidence of such success. Since the beginning of 2019, we have established a satellite office in Mexico, hired a country manager, and completed two Think Phases. Today, we are preparing to launch a project in Mexico with one of the world's largest global financial institutions.

In the second quarter of 2019, we entered the Central American market by completing our first Think Phase in Guatemala. We expect to convert this to a Cobuild project by year-end.

During 2019, we also grew our presence in Colombia through the launch of Beriblock and the completion of two Think Phase engagements, one of which has entered the Cobuild phase. We are getting ready to close new clients in Chile, Bolivia and Brazil in the balance of 2019, further solidifying our presence in Latin America. We believe Latin America is an area ripe for innovation and demand for our services. Latin America's growth potential is highly dependent on digital transformation, automation and access to new talent, according to a recent McKinsey & Co. report titled, "Where will Latin American growth come from?" With over 12 million companies in the region looking to stay relevant, we believe the demand for our products and services to be large and unmet.

We have assisted with the launch of five new companies in 2019 with an average founder's equity position of 41%: Cargologik (logistics), Best Look (fashion), Graphpath (AI), Flamingo (travel), and Beriblock (fintech, blockchain).

From Think Phases that have already been completed, we expect an additional three companies to be launched by the end of 2019, with average equity positions of 25%, ending 2019 with eight new companies with an average equity position of 33.69%.

Moreover, through our Venture Builders in Artificial Intelligence, Insurtech (insurance technology), and a private corporation Venture Builder, we plan to launch an additional five companies before the end of 2019 with average equity positions of 25%.

Beginning in 2018, and throughout 2019, we saw the benefit of moving quickly and made substantial investments in our infrastructure, systems and people. We will continue to do so through the balance of this year to position ourselves for what we believe will be an extraordinary year in 2020.

COL LEC TIVE GENIUS

CHANGE THE WORLD

Who We Are

Rokk3r is a leading company builder, and technology transformation company, providing a range of solutions in business strategy (Think Phase), technology development (Cobuild), and growth services (Scale).

When we execute "Think Phases" for entrepreneurs and corporations, we present an experienced team with a problem for four weeks to validate ideas and refine strategy. In a "Cobuild," our team of strategists, creatives, and engineers seek to solve problems, understand our client's business and develop a foundation for a technological platform to drive it. For growth, we work with entrepreneurs to help them define financial and growth objectives to develop short, medium and long-term strategies, a service offering we call "Scale."

Rokk3r enables corporations and entrepreneurs to innovate and create high growth companies through training, mentorship, strategy and technology execution, and access to our global network of advisors, investors and business builders. We expect to generate revenues primarily from consulting services focused on strategy, development and growth and from the sale of our equity positions in companies we cobuild.

Our extensive knowledge of disruptive and exponential technologies, operations, and new business and distribution models helps our clients improve performance and achieve growth, and sets us apart from traditional consulting companies.

Increase in Global Internet Access & Exponential Technology Driving Innovation

There are periods of time you can point to in human history that truly changed the world, from the advent of the Gutenberg press, to exponential increases in computing power. These periods all share a common characteristic: a shift in increased access and information to wider groups in society.

Today, the perfect storm of increased computing power and data storage, combined with decreasing costs, has led to the simultaneous rise and proliferation of multiple exponential technologies, such as artificial intelligence (AI), augmented and virtual reality (AR, VR), data science, digital biology and biotech, nanotech, robotics and sensors. The convergence of these exponential technologies at this particular moment in history is empowering innovation and transformation never before witnessed.

Companies have already been built at the intersection of exponential technologies and the impact they are having on business and society is unprecedented.

Most people alive today experience the impact of exponential technologies in one way or another every day, whether through their reliance on a smartphone or their willingness to lodge at a stranger's home in a foreign country; yet few truly understand the extent to which exponential technologies are impacting our lives currently and will impact our lives in the

long-term. Compounding the impact of exponential technologies is the sheer number of people who are coming online. It is estimated that more than 3 billion people are connected to the internet in 2019. Over the next five to 10 years, that number is expected to more than double. We believe this increased access will enable access to greater talent and lead to increased innovation drive talent, regardless of the users' socioeconomic status or geography.

Traditional consulting companies and service providers are not set up to leverage exponential technologies, decentralization (financial, technical and governance) and the massive numbers of people coming online to optimize corporate innovation and entrepreneurial endeavors. We seek to provide an experience that levels the playing field for innovators from around the world to launch exponential companies and for existing corporations to transform themselves to survive and thrive.

Our Model and Services

Our model allows us to "innovate on the edge" of our clients' businesses, utilizing our methodology without disrupting clients' core business operations. Our value proposition is based on the pillars of cost, experience and speed of execution. First, our customers appreciate our ability to provide access to exponential technologies at a cost much lower than equivalent services offered in Silicon Valley. Second, we offer a wide breadth of experience in exponential innovation. With over 200 projects developed, we offer an increased chance of success.

THINK PHASE

A Think Phase is typically the first service (a strategic phase) through which our clients engage with us. During a period of 4 to 8 weeks of validation, our team explores a client's business opportunity, and based on the company's or entrepreneur's assets and architects, designs a solution with the goal of it becoming an exponential business. During this phase, our team focuses on having a thorough understanding of the client's business opportunity by analyzing in detail the market, the industry and the participants of the ecosystem. We then establish a differentiated value proposition and a proposed business model, and validate the model through experimentation. The final step and the ultimate objective of the Think Phase is establishing a roadmap to execute on an exponential business - a business that scales rapidly and globally based on leveraging both exponential technologies and organizational factors. Over the past five years, the Rok3kr ecosystem and team have worked on over 200 such projects, giving us a depth of experience and insight that is invaluable to the initial stages of launching a company or innovation project.

COBUILD

Our Cobuild process consists of executing a business idea, often defined during a Think Phase and delineated in its resulting roadmap. Cobuild is an iterative and experimentation driven process whereby we establish

teams, develop products and ultimately build new companies that offer new or better value propositions to the market.

Over the past five years, the Rokk3r ecosystem and team have worked with entrepreneurs to build over 40 companies. We have developed a unique team, process, and set of resources that manifests itself in our Cobuild platform that supports each company and accelerates its path towards product market fit, traction and additional funding for growth. We work within our internal and external networks to build and manage teams that consist of product management, engineering, sales and marketing, and design.

VENTURE BUILDERS

In the first quarter of 2019, Rokk3r introduced the Venture Builder model. A Rokk3r Venture Builder is designed to solve problems specific to an industry vertical (such as agriculture or fintech), geographic area (such as Latin America) or technology (such as AI). We seek to create companies around these criteria by partnering with investors, family offices, and companies that have broad experience in the particular industry, region or technology.

The first step in the Venture Builder model is to run an initial phase of extensive research, analysis, and experiments (using the Think Phase methodology) to discover attractive value propositions that become the foundation of new companies. At the conclusion of this phase, we select the winners and empower them with the right teams and resources to increase the chances of success at an early stage (through our Cobuild process). Each Venture Builder has its own board of advisors to assist with the navigation of new industries and markets. Therefore, each Venture Builder is a set of self-contained Think Phases (4-8, depending on the size of the Venture Builder) that result in a number of Cobuilds (2-4, depending on the investment amounts). These efforts are expected to eventually generate new companies that reflect the equity split of the Venture Builder itself.

A Venture Builder allows investors to participate in innovation firsthand by leveraging not only capital but also the inherent intellectual property and networks that stem from generations of building a family business or dominating a particular industry. Startups are empowered with valuable data and strategic alliances early on to grow ahead of the curve.

SCALE

New and recurring clients (who may have engaged with us in other services) often reach a point of company maturity at which they need team augmentation or specific technical or strategic services. Through Scale, we recruit, hire, and maintain top-notch technology and strategic talent to work as part of our client's team. Once hired, these individuals will have access to Rokk3r's technical and strategic leadership and will work in an environment filled with talented engineers and strategists solving challenging problems. Through our extended network, we have access to leading experts in exponential technologies, development services at scale and strategic functional or subject matter expertise critical to continuous innovation and growth.

We provide access to talented team members across the Americas in a cost-effective way and without compromising quality. Access to our platform and infrastructure also means that our clients don't have to over-hire or compromise on efficiency - they can always add resources to augment their teams quickly and on an as-needed basis.

With Rokk3r's expansion into new geographic markets, sectors and portfolio companies, our Scale offering has evolved to support portfolio companies and clients expanding into new markets and to deploy enhanced value propositions by leveraging the assets of the Rokk3r ecosystem. Moreover, Rokk3r is laying the groundwork for the Scale offering to incorporate services to portfolio companies through revenue share agreements as a compounding factor to Rokk3r's ongoing revenue and value.

Growing the Rokk3r brand

We want the Rokk3r brand to epitomize execution on innovation on a global scale. Our goal is to make it possible for anyone, anywhere, to participate in our ecosystem with the trust in our ability to accelerate innovation.

Our MTP – **to harness global collective genius to build companies that change the world** – is a key component to our marketing strategy. We want the Rokk3r brand to become synonymous with global change and represent our belief in opportunity and access for all, for control over our collective future, and the ability to participate in the creation and innovation that will drive this change.

Our approach is omnichannel, and we have established a strong online and social media presence in the U.S. and Latin America. Our online strategy will continue to evolve but currently includes a daily curated feed of news from our exponential world and a weekly newsletter that provides insight into the top trends by Rokk3r CEO Nabyl Charania.

We plan to unlock the process of company building and have been actively marketing our advisory services in the United States and Latin America to meet the needs of those markets. We expect to add new clients through these enhanced marketing efforts coupled with increasing demand from U.S.-based technology companies seeking our services. We will continue to focus our efforts on companies that utilize technology in their software applications, business processes or products that fulfill a need in daily living. We believe these companies have the greatest potential for growth and profitability and are in need of business development services and capital.

From a non-digital perspective, our marketing efforts include sponsoring trade symposiums and investment forums and forming strategic alliances with industry and trade associations and educational institutions.

We have also successfully launched "Rokk3r Talk" – a bi-annual in-person event that is a special series of discussion panels and keynote presentations and unites our international community of investors, partners, prospects and team members. Rokk3r Talk's speakers are subject-matter experts and share their views on topics such as the impact of exponential technologies, the rise of new industries, and globalization.

Finally, we are growing our awareness and impact via the "Rokk3r Ambassador" program

which consists of a network of passionate and diverse business leaders from industries that contribute to our mission by bringing entrepreneurs, investors, and corporations into our ecosystem through a formalized incentive structure. Rokk3r ambassadors are deployed across strategic markets to help Rokk3r expand its reach.

Growth Strategy

Rokk3r's strategy is to leverage our products, services, brand, track record, and portfolio companies to generate returns for our shareholders. Our initial focus is on emerging markets that we believe offer the highest potential for future growth based on consumer concentration and demographic and market trends.

Latin America was selected as our first emerging market region given the region's urbanization and socio-economic dynamics. Four out of the 10 largest cities in the world are located in Latin America.

We believe that mass migration to urban centers of the world and increasing per-capita exposure to urban lifestyles mean new-technology rates will ramp up. For instance, over 200 million people in Latin America were smartphone users in 2018. It is expected that 63% of the region's population, approximately 400 million people, will have access to mobile internet by 2020. Mobile internet provides a large and fully scalable platform for innovation and adoption that will drastically expand the region's market size.

By initially focusing our non-U.S. efforts in Latin America (a large market of approximately 700 million people when considered in totality), and by partnering with key corporations in the region, we are establishing a network of key connections and businesses that are synergistic, aligned with our MTP and that are creating an extension of the ecosystem we have established in the United States. This extended ecosystem is allowing us to use our first mover advantage to leverage multiple business opportunities - including new business formation, client and partner access, government access and ability to become a bi-directional business launch pad - Latin America to the United States and vice versa.

Another key element of Rokk3r's strategy is the specialization in specific sectors that we believe show significant potential for transformation and impact in emerging markets such as Financial Services, Logistics and Transportation, Advertising and Property that, in general, represent a significant share of the GDP in emerging markets.

Following the launch of Rokk3r Insurtech, the Company has begun evolving its current offerings with services that include geographic expansion and strategic alliances to incorporate new revenue streams and enhance the valuation of portfolio companies through revenue-share agreements. These services create synergies within Rokk3r's ecosystem and expand profit potential.

As we grow the Rokk3r business model, we are laying the groundwork to generate dis-

proportionate value utilizing our ability to leverage exponential organizational and technological factors via our services offerings, our equity positions in companies formed, and recurring revenue streams generated through revenue-share agreements.

Business Model

Rokk3r's innovative approach is to generate efficiency and network effects through an ecosystem offering that goes from inception of a business idea or innovation project all the way to launch and exit. Rokk3r's proprietary framework reduces risk through customer validation and iteration, drives talent acquisition and growth, and optimizes the chances of success for company building and innovation.

UNDERSTANDING THE COMPETITION

The innovation and transformation space is crowded with players, creating a fragmented ecosystem. From traditional consulting firms and investment banks that offer a broad range of consulting and financial services, to small companies and independent contractors that provide specialized services, to the glut of accelerators and incubators and coworking spaces, what the market is seeing is a disconnected value chain, much of which is content with providing theories around innovation and how to change without doing the actual work of creating the innovation of launching companies or products that can drive the innovation required - which is exactly what Rokk3r does - provide a single value chain across idea validation, disruptive and exponential company building, team matching, technology build and scale and growth.

Rokk3r competes primarily on the basis of our unique offerings and our ability to offer a wider range of value-added services than our competitors in one ecosystem. In light of the sheer number of companies and individuals seeking to expand or develop new products and technologies, we believe it is difficult for early stage companies to convert ideas into products and businesses, attract interest in the financial community, make acquisitions and increase revenue and profitability.

Our key differentiators include our exceptional risk-mitigation process that validates ideas in condensed time frames to be able to launch the right product and company quickly, our cash and equity business model that serves both to provide us with a consistent revenue stream and upside as well as an aligned interest with our partners, an ecosystem model that drives synergies across our portfolio and partners, specific deep knowledge in exponential technologies such as the blockchain, artificial intelligence and sensors, access to partners that can fund growth and our ability to leverage modern business models across different verticals and industries in different regions.

We believe we are well-equipped, and positioned, to become a leader in our space.

VALUE CREATION

We have a two-pronged value creation model: beyond our ability to generate revenue via our Think, Cobuild, Scale and now Venture Builder offerings, we are creating value via the equity positions in our Cobuild companies and companies launched via our Venture Builders. Pitchbook data indicate that early- and seed-stage companies – companies that are newly formed and are at early stages of technology development and product market fit, similar to those in our Cobuild pipeline – have a median pre-money market valuation of $7.5 million. Growth-stage companies – similar to companies in our post-Cobuild Phase – have a median pre-money market valuation of $25 million.

Based on these data, it can be estimated that our eight newly launched companies with average equity positions of 33.69% by the 2019 year end would represent a market value of $20 million, and that the 13 companies we plan to launch via Cobuilds and Venture Builders by the 2019 year end with an average equity position of 30.35% would represent a market value of $29.5 million.

These values do not project future valuation rounds or exits. Our business model is based on launching a minimum of 12 new companies per year based solely on organic growth. This represents significant growth and establishes a core component of our business model and value creation that are not reflected in our GAAP reported financials.

We are confident of our continued growth into 2020 with an expanding client base and newly launched companies with partners in territories such as Brazil, Mexico, Colombia, Chile and Central America, and in new segments, such as retail and fashion.

It is critical to understand that our business model does not depend on a single product, opportunity, new company or client, but that instead we are creating an ecosystem that is evolving, with sound core ability to continue to generate both revenue and equity positions while we maintain a privileged position at the forefront of the disruptions that are driving innovation and global scale.

Recent Acquisitions

During the second quarter of 2019, Rokk3r completed the acquisition of Bullfrog Ventures.

Bullfrog was founded in 2016 with a mission to accelerate the transition of insurance solutions to be more predictive and preventive, reducing material damages and improving people's lives. Bullfrog's platform includes 16 well curated Insurtechs that deliver substantial transformation to clients. This includes capabilities provided by Boxx Insurance, a premier international cyber-insurance solution; Likk Technologies, a leading IoT water leakage prevention platform; WeeCompany, an end-to-end digital healthtech platform; and Conciliac, a powerful data automation solution, among others.

This acquisition exemplifies Rokk3r's commitment and focus on driving disruptive technologies to accelerate growth. The insurance industry, especially in the emerging markets, is ripe for innovative solutions. With the creation of the Rokk3r Insurtech division, Rokk3r looks forward to leveraging its combined technologies and capabilities to deliver unique value propositions that will lead the Insurtech and consulting space across emerging and developed markets.

Bullfrog's founding partners, Hilario Itriago and Pablo Duarte, have joined Rokk3r's senior leadership team as Managing Directors of Rokk3r Insurtech.

Hilario worked for over 16 years at RSA Insurance Group in many international positions, the latest of which was the CEO of RSA Insurance Group LATAM Division, which he led to a successful sale to Grupo SURA in mid-2016. He was also COO of RSA Insurance LATAM as well as RSA Insurance Chile, in addition to Group Programme Controller in the UK for the largest insurance change programme at the time in the insurance industry. Hilario also served as CFO of Royal & SunAlliance Venezuela.

Pablo has over 18 years of experience in the management consulting and financial services sectors, including strategy and sales executive roles at RSA Insurance Group in different emerging markets, consulting at Bain and McKinsey, and investment banking at Credit Suisse's Financial Institution Group. In addition, Pablo is a board member at Sekura, one of Mexico's leading insurance brokers, founder of various start-ups and mentor at Endeavor Miami. Pablo holds an MBA with distinction and a Masters of Industrial and Labor Relations, both from Cornell University and a B.S. in Chemical Engineering summa cum laude from Universidad Iberoamericana.

The acquisition of Bullfrog has already begun to yield results, leading Rokk3r to win its first account in Chile – a new market for our company – for execution in the third quarter of 2019. We also have a strong pipeline in Chile for the balance of 2019. Moreover, the acquisition of Bullfrog has enabled us to mobilize our new Insurtech capability to participate in a pan-regional insurance distribution deal in the mobility space.


Rokk3r Insurtech

Our Portfolio

The following is an overview of the companies on which Rokk3r is working. These portfolio positions and equity positions represent a critical part of the Rokk3r value proposition.

Venture Builders

VENTURE BUILDER	ROKK3R EQUITY	FOCUS	DESCRIPTION
Artificial Intelligence (AIVB)	25%	Technology - Artificial Intelligence	Micro Portfolio resulting in a minimum of 3 companies launched that leverage AI across different sectors and industries.
Insurtech (IVB)	25%	Industry - Insurance	Micro Portfolio resulting in a minimum of 3 companies launched in the Insurance space that leverage technology and networks to scale.
Private Corp Innovation	25%	Internal Innovation	A private venture builder resulting in a minimum of 3 companies launched to either support internal innovation or launch companies to support the scale of the corporation.

Artificial Intelligence (AI) Venture Builder

The Artificial Intelligence Venture Builder (AI VB) aims to launch three companies by the end of 2019. In addition to the Think Phase, the AI VB process includes leveraging the Rokk3r ecosystem and its experts to identify key industries and sub-areas of opportunity within those industries where companies can be built and value can be generated rapidly.

The following are the key industries of focus for the AI VB that are being evaluated for potential Cobuild opportunities.

Healthcare:
Based on the industry-accepted understanding that healthcare workflows will become increasingly digitized, patient care and data analysis will be aided significantly by data vision, and the AI medical imaging space will be a $1 billion market in approximately five years, there are significant opportunities to develop AI ideas to service the upcoming needs in healthcare. Currently, the AI VB is working with Rokk3r ecosystem partners and AI experts in the evaluation of AI-driven diagnosis for medical imaging as a potential company building idea. Significant data and regulatory challenges are being considered based on access and precedent specifically in the Latin

America markets where specific partnerships have been identified that will drive immediate value upon launch.

1. https://www.forbes.com/sites/reenitadas/2019/02/04/the-top-five-digital-health-technologies-in-2019/#21ba911b6c0f

Insurance:

Based on the industry-accepted understanding that healthcare workflows will become increasingly digitized, patient care and data analysis will be aided significantly by data vision, and the AI medical imaging space will be a $1 billion market in approximately five years, there are significant opportunities to develop AI ideas to service the upcoming needs in healthcare. Currently, the AI VB is working with Rokk3r ecosystem partners and AI experts in the evaluation of AI-driven diagnosis for medical imaging as a potential company building idea. Significant data and regulatory challenges are being considered based on access and precedent specifically in the Latin America markets where specific partnerships have been identified that will drive immediate value upon launch.

Enterprise:

Enterprise is the third industry of focus that the AI VB has been evaluating, specifically due to its heightened B2B plays. Industry experts have noted a 270% increase over the past four years in the number of enterprises implementing AI. As one starting point, this has allowed the AI VB to work with experts to conduct initial AI research. Two particular AI company ideas have been determined and are currently being evaluated in this area. One involves developing an enterprise-wide knowledge base ontology that will utilize AI to ingest data and showcase relationships, clusters and metrics. The other involves leveraging computer vision to make web and mobile prototyping quicker to help companies go from product experiments to AI-driven layouts using best practices. AI VB is also evaluating potential data considerations in the industries of law, banking and aviation although the industries and ideas outlined previously have generated greater excitement in terms of access and time to market.

Rokk3r portfolio company Graphpath, a company leveraging AI at its core to help businesses better use data and optimize operations, was launched via the AI VB. AI VB has 18.69% equity in Graphpath. Graphpath has completed over 50% of development across all platforms and already has a pipeline of sales opportunities which are currently being evaluated across both North and South America.

In the third quarter of 2019, the AI VB will wrap up its initial phase of company selections based on developments with experts and partners and present a selection of three companies which it will move into Rokk3r's Cobuild phase in the fourth quarter of 2019.

Insurtech Venture Builder

The Insurtech Venture Builder (IVB) aims to launch three companies by 2019 year end. In addition to the Think Phase, the IVB process includes leveraging the Rokk3r ecosystem and its experts to identify key industries and sub-areas of opportunity within those industries where companies can be built and value can be generated rapidly.

The Insurtech Venture Builder has identified specific products and services that offer tremendous potential for growth in Latin American markets and where Rokk3r has deep expertise including parametric insurance solutions, travel, health, mobility and cyber insurance. These solutions are scalable to different markets. In an initial stage, the focus of the Insurtech Venture Builder would be the United States, Mexico, Chile, Colombia, Ecuador and Central American countries, given our strong network and competitive position.

A key characteristic of the Insurtech Venture Builder is that it will leverage assets and new technologies that Rokk3r has developed, such as AI, blockchain and digital distribution channels that are already starting to impact the insurance industry, thereby enhancing the potential return to investors.

Rokk3r has achieved significant progress in the identification and selection of the three companies through a series of completed Think Phases in the insurance space including an on-demand insurance solution, a cyber insurance platform, digital distribution solutions and an ongoing Think Phase around the creation of a fully digital insurance carrier in the Latin American region. Recent research can not only be leveraged to select the companies, but also to significantly accelerate their launch and capture a "first mover" advantage in their markets.

Cobuilds

NAME	TYPE	EQUITY	SECTOR	DESCRIPTION	HIGHLIGHTS
Graphpath	Internal Launch	**60.37%**	**Enterprise**	Creating actionable insights from Data and AI. One of the companies launched via the AI Venture Builder.	In talks for 3 pilots in: Insurtech, Digital Marketing and HR operations.
Flamingo	Internal Launch	**32.4%**	**Travel**	Online Travel leveraging data, machine learning and computer vision.	Targeting the Online Travel market leveraging data and AI
Beriblock	Internal Launch	**45%**	**Fintech**	Blockchain-as-a-Service Document Authentication platform.	Winner BBVA Open Talent 2018 Winner of Accenture Innovation Award 2018 Winner of the Digital Bank Latam Award, May 2019 Official strategic alliance with
Cargologik	Cobuild	**50%**	**Logistics**	SaaS solution for logistics in Latin America	Secured funding for cobuild Assigned Initial team Have beta clients for testing and validation Working with partners and strategic investors with ample experience in Latam
Bestlook	Cobuild	**17%**	**Retail, Fashion**	The first personalized shopping platform leveraging leading style talent and AI driven recommendations based on face and body shape, skin tone and personal style.	Secured funding for cobuild Assigned initial team Hired an experienced product leader, with a track record that includes building and launching new user experiences and platform capabilities to Alexa at Amazon

Graphpath

GraphPath offers the fastest way to implement an artificial intelligence strategy for businesses. It provides companies with a way of leveraging their existing data through a unique Knowledge Graph approach to actionable insights that continuously learn and improve over time. The GraphPath Knowledge Graph unifies data from multiple sources into a single well-defined domain model. The platform uses data from the Knowledge Graph to produce new valuable insights and predictions.

Graphpath is led by Toby Matejovsky. After getting a computer science degree at the University of Maryland, College Park; working on air defense systems at a large defense company; and building a social graph search engine at a three-person company, Matejovsky joined an industry-changing ad tech startup as its first engineering hire.

There, alongside talented colleagues, he created the first probabilistic device graph that has become a standard line-item requirement in the world of digital advertising. Toby has been a major technical contributor to a million-request-per-second globally distributed bidding system, which served as a starting point to then lead the engineering teams for a new business unit which both constructed and licensed device graph data. This new business scaled to over $12 million of recurring revenue over four years, ultimately resulting in a successful exit. Toby saw untapped potential in creating a new company that democratizes access to the latest graph- and AI-oriented technologies for enterprises around the world leading to Graphpath.

In addition to providing a scalable cloud-based AI platform, GraphPath also provides access to a team of AI experts who can advise on, build, and customize specific solutions. GraphPath Activations are where the results of an AI strategy are visible. Far beyond the capability of an Excel model, a GraphPath Activation can process billions of data points from the Knowledge Graph to discover correlations within the data, and summarize results into a simple overview. Example Activations are demand prediction, claims classification, customer segmentation, employee scheduling optimization, and predictive maintenance.

The GraphPath Explorer is an interactive tool for visualizing data points and their relationships. This makes it simple for a decision-maker to see and understand similarities and differences between data points that would otherwise be hidden - surfacing the data that really matters.

GraphPath is guided by three principles: simplicity, speed and scalability. Simplicity means that no deep expertise is required to get the benefits of the latest technology advances in data processing and AI. Speed refers to the idea that data freshness is a priority, so integrations can be set up within a day. Lastly, scalability indicates the ability to automatically scale up to billions of data points, or scale down as needed.

Using AI, companies can make smarter, faster decisions to improve existing processes or to

unlock new transformative lines of business. By 2022, it is estimated that AI will contribute to an estimated $3.9 trillion in business value. Over the last four years, the number of companies implementing an AI strategy has nearly quadrupled. GraphPath helps businesses leverage such technologies by providing AI experts to assess and implement user-friendly solutions on top of our sophisticated cloud-based data and AI platform.

Graphpath has completed over 50% of development across all platforms and already has a pipeline of sales opportunities which are currently being evaluated across both North and South America, with pilots expected to start before the end of Q3 2019.

2. https://www.gartner.com/en/newsroom/press-releases/2018-04-25-gartner-says-global-artificial-intelligence-business-value-to-reach-1-point-2-trillion-in-2018

3. https://venturebeat.com/2019/01/21/gartner-enterprise-ai-implementation-grew-270-over-the-past-four-years/

Flamingo

Flamingo's goal is to build travel marketplaces driven by the collective activity of travelers, not just by price and reviews. One out of every 2,000 hotel guests will leave a review on TripAdvisor, while one of 10 will post publicly about their experience on Instagram. Travel and restaurant related reviews have lost relevance due to the ubiquity of social activity related to travel and experiences. While the trend described above is indisputable, very few in the industry are leveraging this insight to drive demand for travel and restaurant bookings. There exists a clear opportunity to acquire customers and personalize the process of booking hotels and restaurants.

Travel is a $7 trillion industry, or 10% of the global GDP. Companies like Booking Holdings, Expedia Group and CTrip dominate travel bookings. They own and operate multiple brands that cover the ecosystem of travel booking. They have taken advantage of the fragmented landscape of hotel companies, airlines and cruise lines to aggregate discovery, search, and booking of travel. They offer convenience at the top of the funnel and have successfully disintermediated the actual providers of transportation and lodging from the majority of their customers. Furthermore, they have consolidated most of customer data among the triumvirate mentioned above. New entrants like Airbnb, VRBO, HomeAway, One Fine Stay, Oasis, and Sonder have created a new category of lodging known as alternative accommodations - travelers staying at individual homes and apartments instead of hotels. That said, alternative accommodations are a small percentage of total travel nights globally. Furthermore, the category has been absorbed into the incumbent leaders. Booking and Expedia are booking apartments and homes alongside hotels and Airbnb is doing the opposite. Four of the six players mentioned above are now part of Expedia, Booking, Accor Hotels and Hyatt.

Flamingo is focused on providing users a way to choose a hotel or restaurant based on the collective activity of travelers, which is more reliable than reviews. Additionally, Flamingo can provide travel aggregators and hotels a unique way of targeting the most valuable customers and lowering the acquisition cost of these clients. With over 300,000 hotels to choose from, the search experience offered by Flamingo is unique as opposed to the commoditized version across all the other players in this space where all searches result in the same list based on pricing and polarizing reviews.

Flamingo is currently working on internal prototypes, and we plan to launch a closed beta by the end of 2019.

Beriblock

Beriblock was launched to find a better way to safeguard debt contracts and commercial notes against fraud. Based in Bogotá, Colombia, Beriblock is the first blockchain-based Latin American startup in the document authentication and custodian niche. When a debt transaction takes place, the unity of digital data and physical presence is lost, generating a "trust gap" in the financial system. Today, Beriblock offers a blockchain-based service that addresses said trust gap and improves upon the custodian system.

Beriblock is replacing custodians with mathematical proof to ensure compliance across transactions. Its blockchain-as-a-service document authentication platform offers instant, cheap, distributed, and secure proof of existence, ownership and authenticity for any document, agreement, or contract and provides capabilities to secure debt titles, contracts, documents, agreements, invoices and other digital assets.

Beriblock has immediate plans to scale across Latin America and beyond and is working with Rokk3r to create and execute upon a roadmap for expansion. Rokk3r's capabilities will help Beriblock strengthen its core technology, devise go-to market strategies in new countries and establish product-market fit in new areas of operations. The evolution of Latin America's financial sector has been hindered for decades because of an array of issues, including trust, or lack thereof, in traditional systems and Beriblock is directly addressing these barriers.

Beriblock's technology has been recognized as innovative and disruptive by the financial sector as a whole, winning the Digital Bank Latam 2019 competition, being advised and invested on by Rokk3r, winning in the BBVA Open Talent 2018 and being a finalist in the BBVA Open Talent 2019.

Beriblock is led by Salomon Muriel, a serial fintech entrepreneur and founder of PrestaGente. With PrestaGente, he pioneered Blockchain in digital credit processes, an achievement recognized by the Accenture Innovation Prize and the BBVA Open Talent 2018.

Cargologik

Cargologik focuses on digitizing a notoriously analog industry: supply chain and logistics, with an initial focus on Latin America. The business of international freight forwarding alone is estimated at $1.1 trillion in annual revenues, but the entire value chain is fraught with inefficiencies, dominated by paper processes, and ultimately opaque to final customers. Furthermore, the market for supply chain services in Latin America is heavily fragmented and populated by small and medium-size service providers with scant access to technology.

For this reason, Rokk3r has partnered with Grupo Holco, an Ecuadorian logistics group with over 30 years of experience within the supply chain and logistics space, to create a new venture centered on a digital logistics platform which will initially power our partner's existing business and other partners to generate revenue, traction and learnings. Beyond this, with the help of other strategic partnerships, Cargologik will look to begin to expand the platform both in Ecuador and additional markets to become a fully operating multi-country digital logistics platform, adding value to all players in the logistics value chain.

Cargologik has already started the Cobuild stage, securing initial funding to get a prod-

uct live during Q4 2019 and expects to launch more broadly in the first half of 2020.

B=ST LOOK

Bestlook

Online shopping today accounts for just around 9% of a $350 billion market. One strong barrier to further penetration, at least in the case of shopping for clothing items, is the online buying experience. This includes the discovery and recommendation of items a person is likely to buy and at the same time will fit that person well. This problem results in conversion rates for e-commerce that hover around 2%, with return rates estimated around 30%. Bestlook aims to leverage new technologies to achieve "personalization at scale". Combining Artificial Intelligence and proven, automatable processes to solve the discovery problem and generate better and more relevant recommendations to online shoppers.

Bestlook has recently started its Cobuild phase, securing initial funding to get a product live during the first quarter of 2020.

Our Strategic Partnerships and Investments

OPEN EXO

OpenExO is a global transformation ecosystem with more than 1,500 coaches, investors, consultants and innovation specialists helping organizations, institutions and individuals unlock abundance to change the world. The philosophy of OpenExO is closely in line with Rokk3r's approach and methodology toward company building, so a partnership between both entities is a natural fit.

Rokk3r's strategic partnership and alliance with OpenExO grants the Company preferred access to OpenExO's network of certified experts and coaches to leverage in the execution of our Think Phase, Cobuild, and Venture Builder efforts. Rokk3r is also an early entrant into the ExO economy, which are the rails for the Global ExO movement. The native currency of this ecosystem, EXOS, provides a means of exchange and storage for transacting in this transformation economy by allowing buyers and sellers to connect seamlessly in a global marketplace. As an early entrant into the ExO economy, Rokk3r, through a SAFE-T agreement, has been able to use its shares to pre-purchase EXOS at a discounted rate with downside protection.

TECHSTARS AFFILIATE PARTNERSHIP

Techstars is a Miami-based, worldwide network that helps entrepreneurs succeed. Techstars founders and their teams connect with other entrepreneurs, experts, mentors, alumni, investors, community leaders, and corporate partners who can help their companies grow. Rokk3r's affiliate partnership relationship with

Techstars grants Rokk3r-referred startups, including Rokk3r's portfolio companies, expedited entry into Techstars' accelerator network, among other benefits. Historically, Techstars companies have gone on to raise more than $2 million of outside capital, on average, after the program. Notable Techstars companies include ClassPass, Pillpack, Plated, and SendGrid.

techstars

Similar to Techstars, entrepreneurs and businesses that engage Rokk3r, whether in an idea validation stage or for comprehensive venture co-building, gain access to an array of resources essential to entrepreneurial success, such as talent recruitment, marketing and branding consultation.

For Techstars, this partnership allows Rokk3r's clients and partners to reach more founders and provide access to our dozens of accelerators around the world. Given Rokk3r's roots in the entrepreneurial and venture ecosystem, as well as the number of startups Rokk3r has helped in the Miami community, we believe it is beneficial for both organizations to come together and empower founders to grow and scale. We believe this partnership to be a great value proposition for all of Rokk3r's Cobuild and Venture Builder efforts.

A L G O R A N D

Given Rokk3r's interest in partnering with exponential technology leaders, Rokk3r made an investment of $100,000 in Algorand, Inc., with a guaranteed return of 90% on our investment by the end of the second quarter of 2020. This investment represents a long-term view of working with partners who are innovating in exponential technologies that we believe will play a critical role in the development of our portfolio companies in the future.

Algorand is a technology company founded by cryptography pioneer, Turing award winner and MIT professor, Silvio Micali. Silvio designed the Algorand platform with an internationally recognized team of researchers, mathematicians, cryptographers, and economists to remove the technical barriers that for years have undermined mainstream decentralized platform adoption: decentralization, scale and security. In 2017, Silvio founded Algorand, a fully decentralized, secure, and scalable blockchain which provides a common platform for building products and services for a borderless economy. At Algorand, Silvio oversees all research, including theory, security and crypto finance.

Algorand's consensus mechanism is permissionless and operates on a pure proof of stake mechanism. It is designed to ensure full participation, protection, and speed within a truly decentralized network. With blocks finalized in seconds, Algorand's transaction throughput is on par with large payment and financial networks. Algorand is the first blockchain to provide immediate transaction finality, with no forking or uncertainty.

Algorand is rooted in the idea that the system should allow for changes and avoid inflexible policies, enabling both the community and the protocol to evolve. The Algorand platform takes a consensus approach to protocol changes, which facilitates continuous evolution of the protocol and eliminates potential hard forks that could fracture the community. This ability is powered by the Algorand consensus protocol that enables the users to reach consensus on any issue, not just on the next block, but also on a protocol upgrade.

Key Additions to Our Team



ANDREA ARNAU

In 2019, Rokk3r appointed Andrea Arnau as Chief Marketing Officer. In this role, Andrea is responsible for leading Rokk3r's initiatives to build industry awareness as it employs disruptive technologies for growth building exponential organizations.

Andrea joined Rokk3r in 2015 as a seasoned digital marketing executive and serial entrepreneur, having served as co-founder of three digital agencies, Tribal Colombia, Chef Company, and Tribal US Hispanic. Her experience prior to joining Rokk3r has resulted in client engagements in both the U.S. and Latin America driving solutions in digital strategy and transformation for leading brands such as McDonald's, General Motors, H&R Block, State Farm Insurance, Royal Caribbean, and Nokia, among others.

Since joining Rokk3r, Andrea has led growth projects for several of Rokk3r's portfolio companies, served as CEO of a portfolio company and represented Rokk3r in business development in Mexico, Colombia and other countries in Latin America. Most recently, she became the newest investor in the third season of Sony Pictures' hit TV show "Shark Tank Colombia."



GONZALO NUÑEZ

Rokk3r has also appointed Gonzalo Nuñez as the Company's Country Manager in Mexico, bolstering the Company's presence in the region. In this new role, Gonzalo is leading business development activities and Rokk3r's Mexico operations, with a focus on driving business transformation by building exponential companies led by Mexican entrepreneurs and corporate entities.

Gonzalo has extensive experience in IT strategy practices, business architecture, risks and regulation having served as a partner in three of the main business and technology consulting firms in Mexico: Accenture, PricewaterhouseCoopers, and Ernst & Young. He has more than 35 years of international experience in various industries, mainly executing transformation projects, such as changes in operating models, enterprise architecture definition and implementation, redefinition of corporate governance and culture, and leadership alignment with organizational vision and strategy.

More recently, Gonzalo served as a specialist in innovation driven business transformation. In this capacity, his knowledge and experience were instrumental in developing client strategic vision, leveraging technology and innovation to modify or to generate new business models for increased growth, higher efficiency, and improved risk management.

Gonzalo's experience in innovative business transformation, with a focus in Mexico and the Americas, is a natural complement to Rokk3r's business activities and reflects the Company's continued investments in opportunities in the region.

Where We Are Headed

We believe the outlook for Rokk3r's continued growth and success is promising. In the last 6 months, we have been able to demonstrate the validity and relevance of its value proposition through organic market growth in selected countries throughout Latin America as evidenced by our record booked revenue. Our expected booked and recognized revenue takes the Company towards profitability by the end of the year and positions Rokk3r for future growth as our brand and our track record become more widely known and trusted.

Our objective of positioning ourselves as an execution-oriented new world order partner is resonating with our target market and has opened a new niche of companies who prefer our strategic approach and execution capabilities compared to more traditional consulting offerings. We have been able to achieve this positioning via our increased social media presence, public relations efforts and our "Ambassador" program. Existing customer experiences and testimonials also enable us to continue to build our reputation within the Latin America region. Additionally, the success of our portfolio companies such as Beriblock within the Colombian financial markets is raising our profile.
Our ecosystem partners Rokk3r Fuel ExO (an independent company) and OpenExO are also creating the desired ecosystem effect. Through Rokk3r Fuel ExO, we are able to showcase our execution and strategy capabilities as companies funded by Rokk3r Fuel ExO are turning to Rokk3r Inc. for technology and scale services.

Our portfolio companies are also working directly with Rokk3r Fuel ExO's investment office to prepare their companies from the ground up to be ready for investment when the time is right. OpenExO is increasing the number of certified experts that creates a large global pool of talent for Rokk3r Inc. to tap into for all of our strategic and technology expertise requirements. We are also very excited about the types of new companies and businesses that are joining the OpenExO ecosystem.

It has taken the last four quarters to go from a shell entity that we took over to creating a fully operational and revenue generating company that is now poised for exponential growth. We have turned around operations and established a strong management control that is needed to capture the growth we see for our offerings.

Our goal is to take a measured approach to increase shareholder value as we manage our capital, focus on our delivery capability and continue to maintain our delivery now that we have established a large bookings pipeline. Over the next two quarters of 2019, we will continue to monitor the markets and the available growth strategies and opportunities to capture more value to optimize return for our investors.

We are evaluating, among other strategic options:

- New portfolio company creations based on market analysis and Think Phases that are being finalized,
- Acquisitions that either would bolster our technical delivery expertise or provide additional strategic or function/subject matter expertise (similar to Bullfrog) to allow us to accelerate growth,
- Expansion of our geographical footprint, and
- Continued investment in our technology platform to enhance our ability to manage growth, execution and ongoing operations.

We are excited about our growth and potential. For the next two quarters, we will be focused on executing on the projects currently in our pipeline and on continuing to build add to our for 2020. Our operational focus will be on increasing working capital, continuing operational efficiency and growing our client and partner base.

Your support on this journey to achieve our MTP is crucial and we are counting on all of you to help us cobuild companies that change the world!

Nabyl Charania
President & CEO

Disclaimer and forward-looking statements

This letter contains forward-looking statements that involve substantial risks and uncertainties. Other than statements of historical facts, all statements contained in this letter are forward-looking statements, including particularly statements regarding our future actions, future results of operations and financial position, business strategy, prospective products and services, timing and likelihood of success, plans and objectives of management for future operations, future results of current and anticipated products and services and anticipated sales efforts, expenses, the outcome of contingencies, such as legal proceedings, and financial results. These statements involve uncertainties, such as known and unknown risks, and are dependent on other important factors that may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements we express or imply. We have tried, wherever possible, to identify such statements by using words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "will" and similar expressions in connection with any discussion of future operating or financial performance.

We caution that investors should not place undue reliance on any forward-looking statements. Further, any forward-looking statements speak only as of the date on which such statement is made and are subject to a number of risks, uncertainties and assumptions. For more information on our company we suggest your review our reports filed with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2018 and quarterly reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.